                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-19633

                                ENGLE HOMES, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         123 N.W. 13TH STREET, SUITE 300
                            BOCA RATON, FLORIDA 33423
                                 (561) 391-4012
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
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 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)              Rule 12h-3(b)(1)(ii)
          [X]                              [ ]
          Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(2)(i)
          [ ]                              [ ]
          Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)
                                           [ ]
          Rule 12g-4(a)(2)(ii)             Rule 15d-6  [ ]
          [ ]
          Rule 12h-3(b)(1)(i)
          [X]

         Approximate number of holders of record as of the certification or notice date:1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Engle Homes, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 27, 2000                          BY:   /s/ David Shapiro
                                                       -----------------
                                                 NAME: David Shapiro
                                                 TITLE:Vice President and
                                                 Chief Financial Officer